Exhibit 21

Subsidiaries of the Registrant

Name	Percent Ownership	State of Incorporation

Investors Bank	100%	New Jersey

Investors Financial Services, Inc.	100%	New Jersey *

ISB Mortgage Co., LLC	100%	New Jersey *

My Way Development LLC	100%	New Jersey *

Investors Financial Group, Inc.	100%	New Jersey *

Investors Investment Corp.[1]	100%	New Jersey *

Investors Commercial, Inc.	100%	New Jersey *

Investors Real Estate Corporation	100%	New Jersey *

3D Holding Company, Inc.[2]	100%	New York *

B.F.S. Agency, Inc.[2]	100%	New York **

MNBNY Holdings Inc.[3]	100%	New York ***

Marathon Realty Investors Inc.	100%	New York ****
_______________

*    Subsidiary of Investors Bank
**    Subsidiary of Investors Financial Group, Inc.
***    Subsidiary of Investors Commercial, Inc.
****    Subsidiary of MNBNY Holdings Inc.

Notes:
1) Name change effected January 19, 2017.
2) Dormant/ in process of dissolution.
3) Dormant/ in process of being merged into Investors Commercial, Inc.